As filed with the Securities and Exchange Commission on November 26, 2004

Registration No. -

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Rogers Communications Inc.

(Exact name of Registrant as specified in its charter)

British Columbia (Province or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

333 Bloor Street East, 10th Floor
Toronto, Ontario M4W 1G9
(416) 935-7777
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8400
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

John T. Gaffney, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475	David P. Miller, Esq. Rogers Communications Inc. 333 Bloor Street East 10th Floor Toronto, Ontario M4W 1G9

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box)

A.	☑ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐ at some future date (check the appropriate box below).

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on.

3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of securities	Amount to be	aggregate offering	Amount of
to be registered	registered (1)	price (2)	registration fee

Class B Non-Voting Shares	29,375,976	$713,920,149	$90,454

(1) Represents the maximum number of shares of Class B Non-Voting Shares of the Registrant estimated to be issuable upon consummation of the exchange offer for all of the outstanding Class B Restricted Voting Shares of Rogers Wireless Communications Inc. (“RWCI”) not owned by the Registrant and its subsidiaries, calculated as the product of (a) 16,786,272, which is the estimated number of outstanding RWCI Class B Restricted Voting Shares not owned by the Registrant and its subsidiaries as of November 22, 2004 (assuming full conversion of all outstanding exercisable options for RWCI Class B Restricted Voting Shares), and (b) the exchange ratio of 1.75 Class B Non-Voting Shares of the Registrant for each RWCI Class B Restricted Voting Share.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(1) and (f)(3) and Rule 457(c). The proposed maximum offering price is equal to the product of (i) US$42.53, which is the average of the high and low sale prices per registered share of RWCI Class B Restricted Voting Shares as reported on the Toronto Stock Exchange on November 22, 2004, converted into U.S. dollars at the noon buying rate in New York City for Canadian Dollars on such date of Cdn.$1.1844 = US$1.00 as certified for customs purposes by the Federal Reserve Bank of New York on such date, and (ii) 16,786,272, the estimated number of outstanding RWCI Class B Restricted Voting Shares not owned by the Registrant and its Subsidiaries (assuming full conversion of all outstanding exercisable options for RWCI Class B Restricted Voting Shares).

TABLE OF CONTENTS

PART I	I-1

PART II	II-2

PART III	III-1

Item 1. Undertaking	III-1

Item 2. Consent to Service of Process	III-1

SIGNATURES	III-2

i

PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

     No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

     This registration statement on Form F-10 (this “Registration Statement”) is filed by Rogers Communications Inc., a British Columbia corporation (“RCI” or the “Registrant”).

     This Registration Statement relates to the offer by RCI and its wholly-owned subsidiary RWCI Acquisition Inc. to purchase all the outstanding Class B Restricted Voting Shares of Rogers Wireless Communications Inc. (the “Shares”) not owned by RCI and its affiliates in exchange for 1.75 Class B Non-Voting Shares of RCI. The Offer is subject to the terms and conditions set forth in RCI’s Take-Over Bid Circular dated November 24, 2004 (the “Take-Over Bid Circular”) and the related Letter of Acceptance and Transmittal (“Letter of Transmittal”), copies of which are attached hereto as Exhibits 4.1 and 4.3, respectively.

     The information set forth in the Take-Over Bid Circular and the Letter of Transmittal, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated herein by reference in response to all items of information required to be included in, or covered by, a Registration Statement on Form F-10.

     Under the multijurisdictional disclosure system adopted by the U.S. Securities and Exchange Commission, we are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of U.S. companies.

     Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because we are organized under the laws of British Columbia, Canada, most of our directors, substantially all of our officers and certain of the experts named in this prospectus are Canadian residents, and many of our assets are located outside the United States.

     Prospective investors should be aware that, during the period of the exchange offer, the Registrant or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR PROVINCIAL SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

     Under Section 160 of the Business Corporations Act (British Columbia) (the “Act"),

(a)	a director or officer of the Registrant,

(b)	a former director or officer of the Registrant,

(c)	a director, former director, officer or former officer of another corporation at a time when the corporation is or was an affiliate of the Registrant or at the request of the Registrant,

(d)	an individual who is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, at the request of the Registrant (any corporation or entity referred to in (c) or (d), an “associated corporation”; and any individual described in (a) through (d), an “eligible individual”) or

(e)	any heirs and personal or other legal representatives of an eligible individual (any person described in (e) and any eligible individual, an “eligible party”)

may be indemnified by the Registrant against all judgments, penalties or fines awarded or imposed or to which the eligible party may be liable in, or amounts paid in settlement of, any civil, criminal, quasi-criminal, administrative or regulatory action or proceeding or investigative action, whether current, threatened, pending or completed, in which the eligible party, by reason of an eligible individual being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or costs, charges and expenses, including legal and other fees (“expenses”) related to, any such action or proceeding (an “eligible proceeding”); and after the final disposition of an eligible proceeding, may be paid the expenses actually and reasonably incurred by the eligible party in respect of that proceeding.

     Under Section 161 of the Act, an eligible party must, after the final disposition of an eligible proceeding, be paid by the Registrant the expenses actually and reasonably incurred by the eligible party in respect of the eligible proceeding if the eligible party is wholly successful on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding.

     Under Section 162 of the Act, an eligible party may be paid by the Registrant, as expenses are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by the eligible party in respect of that proceeding; provided that the Registrant must not pay such expenses unless the Registrant first receives from the eligible party a written undertaking that the eligible party will repay the amounts advanced if it is ultimately determined that (i) the eligible individual in relation to the subject matter of the eligible proceeding did not act honestly and in good faith with a view to the best interests of the Registrant or associated corporation, as the case may be, (ii) in the case of an eligible proceeding other than a civil proceeding, the eligible individual did not have reasonable grounds for believing the eligible individual’s conduct in respect of which the proceeding was brought was lawful, (iii) the eligible proceeding is brought by or on behalf of the Registrant or an associated corporation or (iv) in certain circumstances, the Registrant is or was prohibited from doing so by its charter (each of items (i) to (iv), a “statutory prohibition”).

     Under Section 163 of the Act, the Registrant must not make an indemnification or payment under Sections 160 to 162 if there is a statutory prohibition.

     Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify or to pay expenses, despite Sections 160 to 163 of the Act.

     The articles of the Registrant provide that:

1.	the directors shall cause the Registrant to indemnify a director or former director of the Registrant and may cause the Registrant to indemnify a director or former director of a corporation of which the Registrant is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them, including an amount paid to

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settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director of the Registrant or a director of such corporation, including any action brought by the Registrant or any such corporation;

2.	the directors may cause the Registrant to indemnify any officer, employee or agent of the Registrant or of a corporation of which the Registrant is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses whatsoever incurred by him or them resulting from his acting as an officer, employee or agent of the Registrant or such corporation; and

3.	the Registrant shall indemnify the Secretary or Assistant Secretary of the Registrant (if not a full time employee) and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the articles of the Registrant.

     Under the Act, the articles of the Registrant may affect the power or obligation of the Registrant to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

     As contemplated by Section 165 of the Act, the Registrant has purchased insurance against potential claims against the directors or officers of the Registrant and against loss for which the Registrant may be required or permitted by law to indemnify such directors and officers.

     The Registrant has entered into indemnification agreements with certain of its officers and directors that indemnify such persons to the maximum amount permitted by applicable law. Pursuant to these agreements, the Registrant has agreed to provide such persons an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (“Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

     Concurrently with the filing of this Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on November 24, 2004.

ROGERS COMMUNICATIONS INC. (Registrant)

By:	/s/ Alan D. Horn

Alan D. Horn Vice President, Finance and Chief Financial Officer

By:	/s/ M. Lorraine Daly

M. Lorraine Daly Vice President, Treasurer

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     Each person whose individual signature appears below hereby appoints Edward S. Rogers, O.C., H. Garfield Emerson, Q.C., M. Lorraine Daly, Alan D. Horn and David P. Miller, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming and that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed

/s/ Edward S. Rogers, O.C. Edward S. Rogers, O.C.	Director, President and Chief Executive Officer (principal executive officer)	November 24, 2004

/s/ Alan D. Horn Alan D. Horn	Vice President, Finance and Chief Financial Officer (principal financial officer)	November 24, 2004

/s/ H. Garfield Emerson, Q.C. H. Garfield Emerson, Q.C.	Director and Chairman	November 24, 2004

/s/ Philip B. Lind Philip B. Lind	Director and Vice Chairman	November 24, 2004

/s/ Ronald D. Besse Ronald D. Besse	Director	November 24, 2004

/s/ Peter C. Godsoe Peter C. Godsoe	Director	November 24, 2004

/s/ Thomas I. Hull Thomas I. Hull	Director	November 24, 2004

/s/ Robert W. Korthals Robert W. Korthals	Director	November 24, 2004

/s/ Alexander Mikalachki Alexander Mikalachki	Director	November 24, 2004

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Signature	Title	Date Signed

/s/ The Hon. David R. Peterson, P.C., Q.C. The Hon. David R. Peterson, P.C., Q.C.	Director	November 24, 2004

/s/ Edward Rogers Edward Rogers	Director	November 24, 2004

/s/ Loretta A. Rogers Loretta A. Rogers	Director	November 24, 2004

/s/ Melinda M. Rogers Melinda M. Rogers	Director and Vice President, Strategic Planning and Venture Investments	November 24, 2004

/s/ William T. Schleyer William T. Schleyer	Director	November 24, 2004

/s/ John A. Tory, Q.C. John A. Tory, Q.C.	Director	November 24, 2004

/s/ Colin D. Watson Colin D. Watson	Director	November 24, 2004

/s/ J. Christopher C. Wansbrough J. Christopher C. Wansbrough	Director	November 24, 2004

/s/ W. David Wilson W. David Wilson	Director	November 24, 2004

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AUTHORIZED REPRESENTATIVE
IN THE UNITED STATES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Rogers Communications Inc. and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware, on this 24th day of November, 2004.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi

Donald J. Puglisi Managing Director

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Exhibit
Number	Description of Exhibits
4.1	Take Over Bid Circular, including the Offer to Purchase dated November 24, 2004. *
4.2	Directors’ Circular relating to the Offer dated November 24, 2004. *
4.3	Letter of Acceptance and Transmittal. *
4.4	Notice of Guaranteed Delivery.*
4.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. *
4.6	Annual Report for the year ended December 31, 2003 of Rogers Communications Inc. as filed on November 24, 2004 with the SEC on Form 40-F/A.
4.7	Management’s discussion & analysis and audited financial statements of Rogers Communications Inc. for the years ended December 31, 2003 and December 31, 2002 as furnished on November 24, 2004 to the SEC on Form 6-K/A.
4.8	Interim unaudited consolidated financial statements for the nine months ended September 30, 2004 of Rogers Communications Inc. as furnished on November 24, 2004 to the SEC on Form 6-K/A.
4.9	Reserved.
4.10	Management Information Circular of Rogers Communications Inc. dated April 21, 2004 in connection with the annual meeting of shareholders held on May 27, 2004 as filed on May 10, 2004 with the SEC on Form ARS.
4.11	Material Change Report of Rogers Communications Inc., relating to the offering of 9,541,958 RCI Non Voting Shares, dated June 10, 2004, as furnished on June 16, 2004 to the SEC on Form 6-K.
4.12	Material Change Report of Rogers Communications Inc., relating to the purchase by RCI of RWCI Restricted Voting Shares from JVII, dated September 16, 2004, as furnished on September 16, 2004 to the SEC on Form 6-K.
4.13	Material Change Report of Rogers Communications Inc., relating to the commencement of the offer by Rogers Wireless Inc. for all of the shares and warrants of Microcell Telecommunications Inc., dated September 20, 2004 as furnished on September 21, 2004 to the SEC on Form 6-K.
4.14	Material Change Report of Rogers Communications Inc., relating to the completion of the offer by Rogers Wireless Inc. for all of the shares and warrants of Microcell Telecommunications Inc. dated November 8, 2004, as furnished on November 8, 2004 to the SEC on Form 6-K.
4.15	Annual Report of Rogers Wireless Communications Inc. for the years ended December 31, 2003 and December 31, 2002 as filed on November 24, 2004 with the SEC on Form 40-F/A.
4.16	Interim unaudited consolidated financial statements for the nine months ended September 30, 2004 and September 30, 2003 of Rogers Wireless Communications Inc. as furnished on November 24, 2004 to the SEC on Form 6-K/A.
4.17	Management’s discussion & analysis and audited financial statements of Rogers Wireless Communications Inc. for the years ended December 31, 2003 and December 31, 2002 as furnished on November 24, 2004 to the SEC on Form 6-K/A.
4.18	Management Information Circular of Rogers Wireless Communications Inc. dated April 21, 2004 in connection with the annual meeting of shareholders held on May 27, 2004 as filed on May 10, 2004 with the SEC on Form ARS.
4.19	Audited consolidated financial statements of Microcell Telecommunications Inc. as at and for the years ended December 31, 2003 and December 31, 2002 and interim unaudited consolidated financial statements of Microcell Telecommunications Inc. for the nine months ended September 30, 2004 and September 30, 2003.
4.20	Presentation of BMO Nesbitt Burns Inc. to the independent committee of the board of directors of Rogers Wireless Communications Inc. dated November 9, 2004.
4.21	Presentation of Scotia Capital Inc. to the board of directors of RCI dated November 11, 2004.
4.22	Valuation and Fairness Opinion of BMO Nesbitt Burns Inc. dated November 22, 2004.
4.23	Binding Term Sheet between Rogers Wireless Inc. and Rogers Communications Inc. for the provision of customer care services and sales dated July 1, 2002.
4.24	Business Areas and Transfer Agreement between Rogers Communications Inc. and Rogers Cantel Mobile Communications Inc. (now known as Rogers Wireless Communications Inc.) dated as of August 1, 1991.
4.25	Management Services Agreement among Rogers Communications Inc., Rogers Cantel Mobile Communications Inc. and Rogers Cantel Mobile Inc. (now known as Rogers Wireless Communications Inc.) dated as of January 1, 1991.
4.26	Minority Shareholder Protection Agreement dated as of August 7, 1991 between Rogers Communications Inc. and Rogers Cantel Mobile Communications Inc. (now known as Rogers Wireless Communications Inc.).
4.27	Applicable Canadian statutory provisions concerning appraisal and dissent rights.
5.1	Consent of KPMG LLP.
5.2	Consent of Torys LLP. See Exhibit 4.1.
5.3	Consent of Cravath, Swaine & Moore LLP. See Exhibit 4.1.
5.4	Consent of BMO Nesbitt Burns Inc. See Exhibit 4.1.
5.5	Consent of Ernst & Young LLP.
6.1	Powers of Attorney (included on the signature pages of this Registration Statement).

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